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                                                                    EXHIBIT 12.1

                        WORLDCOM, INC. AND SUBSIDIARIES
          COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                                 (IN MILLIONS)
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                                                                                              For the Three Months
                                                  Year Ended December 31,                         Ended March 31,
                               -------------------------------------------------------     --------------------------
                                 1995        1996         1997       1998        1999           2000           1999
                                ------      ------       ------     ------      ------         ------         ------
Earnings:
Pretax income (loss)
 from continuing operations     $ 376     $(2,272)      $  578     $(1,590)     $7,164         $2,333          $1,212
Fixed charges, net of
 capitalized interest             285         315          500         774       1,098            262             315
                                -----     -------       ------     -------      ------         ------          ------
      Earnings                  $ 661     $(1,957)      $1,078     $  (816)     $8,262         $2,595          $1,527
                                =====     =======       ======     =======      ======         ======          ======

Fixed Charges:
Interest cost                     270         308          538         928       1,287            321             339
Amortization of
 financing costs                    4           4            2          12          18              5               4
Interest factor of
 rent expense                      16          19           47          78         132             44              43
                                -----     -------       ------     -------      ------         ------          ------
      Fixed charges             $ 290     $   331       $  587     $ 1,018      $1,437         $  370          $  386
                                =====     =======       ======     =======      ======         ======          ======
Deficiency of earnings
 to fixed charges               $   -     $(2,288)      $    -     $(1,834)     $    -         $    -          $    -
                                =====     =======       ======     =======      ======         ======          ======
Ratio of earnings to
 fixed charges                   2.28           -         1.84           -        5.75           7.01            3.96
                                =====     =======       ======     =======      ======         ======          ======
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